                                                                    Exhibit 10-k

================================================================================

             SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

                         DATED AS OF SEPTEMBER 26, 2002

                                      AMONG

                      ARVINMERITOR RECEIVABLES CORPORATION,
                                 AS THE SELLER,

                               ARVINMERITOR, INC.,
                        AS THE INITIAL COLLECTION AGENT,

                                CREDIT LYONNAIS,
                       ACTING THROUGH ITS NEW YORK BRANCH,
                     AS THE AGENT AND AS A PURCHASER AGENT,

                     BAYERISCHE LANDESBANK, NEW YORK BRANCH,
                              AS A PURCHASER AGENT

                    ABN AMRO BANK N.V., AS A PURCHASER AGENT

                           THE OTHER PURCHASER AGENTS
                            FROM TIME TO TIME HERETO,

                        THE RELATED COMMITTED PURCHASERS
                         FROM TIME TO TIME PARTY HERETO,

                       GIRO BALANCED FUNDING CORPORATION,
                             AS A CONDUIT PURCHASER,

                      LA FAYETTE ASSET SECURITIZATION LLC,
                             AS A CONDUIT PURCHASER,

                         AMSTERDAM FUNDING CORPORATION,
                             AS A CONDUIT PURCHASER

                                       AND

                          THE OTHER CONDUIT PURCHASERS
                         FROM TIME TO TIME PARTY HERETO

================================================================================

                                                                    Exhibit 10-k

                                TABLE OF CONTENTS

                                                                                                                PAGE
ARTICLE I                  PURCHASES FROM SELLER AND SETTLEMENTS..................................................1
       Section 1.1.        Sales..................................................................................1
       Section 1.2.        Interim Liquidations...................................................................4
       Section 1.3.        Selection of Discount Rates and Tranche Periods........................................4
       Section 1.4.        Fees and Other Costs and Expenses......................................................4
       Section 1.5.        Maintenance of Sold Interest; Deemed Collection........................................5
       Section 1.6.        Reduction in Commitments...............................................................5
       Section 1.7.        Repurchases............................................................................5
       Section 1.8.        Security Interest......................................................................6

ARTICLE II                 SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS......................................7
       Section 2.1.        Required Purchases from a Conduit Purchaser............................................7
       Section 2.2.        Purchases by a Conduit Purchaser.......................................................7
       Section 2.3.        Allocations and Distributions..........................................................7

ARTICLE III                ADMINISTRATION AND COLLECTIONS.........................................................9
       Section 3.1.        Appointment of Collection Agent........................................................9
       Section 3.2.        Duties of Collection Agent............................................................10
       Section 3.3.        Reports...............................................................................10
       Section 3.4.        Lock-Box Arrangements.................................................................11
       Section 3.5.        Enforcement Rights....................................................................11
       Section 3.6.        Collection Agent Fee..................................................................11
       Section 3.7.        Responsibilities of the Seller........................................................12
       Section 3.8.        Actions by Seller.....................................................................12
       Section 3.9.        Indemnities by the Collection Agent...................................................12

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES........................................................13
       Section 4.1.        Representations and Warranties of the Seller..........................................13
       Section 4.2.        Representations and Warrants of the Initial Collection Agent..........................15

ARTICLE V                  COVENANTS.............................................................................17
       Section 5.1.        Covenants of the Seller...............................................................17
       Section 5.2.        Covenants of the Initial Collection Agent.............................................22

ARTICLE VI                 INDEMNIFICATION.......................................................................25
       Section 6.1.        Indemnities by the Seller.............................................................25
       Section 6.2.        Increased Cost and Reduced Return.....................................................27
       Section 6.3.        Other Costs and Expenses..............................................................27

                                                                                                                PAGE
       Section 6.4.        Withholding Taxes.....................................................................28
       Section 6.5.        Payments and Allocations..............................................................29

ARTICLE VII                CONDITIONS PRECEDENT..................................................................29
       Section 7.1.        Conditions to Closing.................................................................29
       Section 7.2.        Conditions to Each Purchase...........................................................30
       Section 7.3.        Addition and Removal of Originators...................................................30

ARTICLE VIII               THE AGENT.............................................................................32
       Section 8.1.        Appointment and Authorization.........................................................32
       Section 8.2.        Delegation of Duties..................................................................32
       Section 8.3.        Exculpatory Provisions................................................................32
       Section 8.4.        Reliance by Agent and Purchaser Agents................................................33
       Section 8.5.        Assumed Payments......................................................................33
       Section 8.6.        Notice of Termination Events..........................................................34
       Section 8.7.        Non-Reliance on Agent and Other Purchasers............................................34
       Section 8.8.        Agent, Purchaser Agents and Affiliates................................................34
       Section 8.9.        Indemnification.......................................................................35
       Section 8.10.       Successor Agent.......................................................................35

ARTICLE IX                 MISCELLANEOUS.........................................................................35
       Section 9.1.        Termination...........................................................................35
       Section 9.2.        Notices...............................................................................35
       Section 9.3.        Payments and Computations.............................................................36
       Section 9.4.        Sharing of Recoveries.................................................................36
       Section 9.5.        Right of Setoff.......................................................................37
       Section 9.6.        Amendments............................................................................37
       Section 9.7.        Waivers...............................................................................37
       Section 9.8.        Successors and Assigns; Participations; Assignments...................................38
       Section 9.9.        Waiver of Confidentiality.............................................................40
       Section 9.10.       Confidentiality of Agreement..........................................................40
       Section 9.11.       Agreement Not to Petition.............................................................40
       Section 9.12.       Excess Funds..........................................................................41
       Section 9.13.       No Recourse...........................................................................41
       Section 9.14.       Headings; Counterparts................................................................41
       Section 9.15.       Cumulative Rights and Severability....................................................41
       Section 9.16.       Governing Law; Submission to Jurisdiction.............................................42
       Section 9.17.       Waiver of Trial by Jury...............................................................42
       Section 9.18.       Intended Tax Characterization.........................................................42
       Section 9.19.       Entire Agreement......................................................................42
       Section 9.20.       Extensions of Scheduled Termination Date..............................................42

SCHEDULES            DESCRIPTION

Schedule I            Definitions
Schedule II           Purchasers

EXHIBITS             DESCRIPTION

Exhibit A             Form of Incremental Purchase Request
Exhibit B             Form of Periodic Report
Exhibit C             Addresses and Names of Seller and Originators
Exhibit D             Lock-Boxes and Lock-Box Banks
Exhibit E             Form of Lock-Box Letter
Exhibit F             Form of Compliance Certificate
Exhibit G             Credit and Collection Policy
Exhibit H             Form of Amendment and Reaffirmation of Limited Guaranty
Exhibit I             Form of Supplement to Schedules

                                                                    Exhibit 10-k

             SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

      THIS SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of September 26, 2002, among ArvinMeritor Receivables Corporation, a Delaware corporation (the "Seller"), ArvinMeritor, Inc., an Indiana corporation (the "Initial Collection Agent," and, together with any successor thereto, the "Collection Agent"), the Related Committed Purchasers party hereto (the "Related Committed Purchasers"), Giro Balanced Funding Corporation ("GBFC"), La Fayette Asset Securitization LLC ("La Fayette"), Amsterdam Funding Corporation ("Amsterdam"), the other Conduit Purchasers from time to time party hereto, Credit Lyonnais, acting through its New York Branch, as agent for the Purchasers (the "Agent") and as a Purchaser Agent, Bayerische Landesbank, New York Branch ("BLB"), as a Purchaser Agent, ABN AMRO Bank N.V. ("ABN AMRO"), as a Purchaser Agent and the other Purchaser Agents from time to time to the party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.

                              PRELIMINARY STATEMENT

      The Seller, Initial Collection Agent, Agent, BLB, Atlantic Asset Securitization Corp. ("Atlantic"), GBFC, La Fayette, ABN AMRO, Amsterdam, and certain related committed purchasers are parties to an Amended and Restated Receivables Sale Agreement, dated as of September 27, 2001 (such Amended and Restated Receivables Sale Agreement, as heretofore amended, being referred to herein as the "Original Agreement"); and

      Subject to and upon the terms and conditions set forth herein, the parties desire to amend and restate the Original Agreement in the form of this Agreement to, among other things, provide for the appointment of Credit Lyonnais, acting through its New York Branch, as successor agent under this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                      PURCHASES FROM SELLER AND SETTLEMENTS

      Section 1.1. Sales. (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers or, only if a Conduit Purchaser declines to make the applicable purchase, ratably to the Related Committed Purchasers for such Conduit Purchaser, an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through the

Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its "Purchase Interest") shall equal at any time the sum of the following percentages:

                        I     +   PRP
                      -----
                       ER

where:

            I    =  the outstanding Investment of such Purchaser at such time;

            ER   =  the Eligible Receivables Balance at such time; and

            PRP  =  the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the commencement of the relevant Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under the Transfer Agreement. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest," which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

      (b) Conduit Purchasers' Purchase Option and Committed Purchasers' Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will a Conduit Purchaser have any obligation to make a Purchase. Each Committed Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, (including, in the case of an Incremental Purchase (as defined below), that the related Conduit Purchaser has refused to make a requested Purchase), to make Purchases before the Termination Date, based on the applicable Purchaser Group's Ratable Share of each Purchase (and, in the case of each Committed Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to
Section 1.1(d) is referred to herein as an "Incremental Purchase." Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase." All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Commitment of such Purchaser Group.

      (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by (i) 10:00 a.m. (New York City time) three Business Days before the requested date

(the "Purchase Date") of such Purchase, in the case of each Purchase by a Conduit Purchaser and in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Eurodollar Rate and (ii) 10:00 a.m. (New York City time) one Business Day before the requested Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Prime Rate. Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request, a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Purchase (which determination shall be made within one Business Day after the Seller's request for an Incremental Purchase), in which case the Seller may request such Ratable Share of the Incremental Purchase be made by the Related Committed Purchasers of such Conduit Purchaser on the originally requested Purchase Date. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Ratable Share of an Incremental Purchase is requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the Agent's Account its Ratable Share of such Incremental Purchase by no later than 12:00 noon (New York City time) on the Purchase Date. If a Ratable Share of an Incremental Purchase is requested from the Committed Purchasers for a Purchaser Group, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser for a Purchaser Group shall transfer the applicable Purchaser Group's Ratable Share of the requested Purchase Amount (and, in the case of each Committed Purchaser, its Commitment Percentage of its Purchaser Group's Ratable Share of such Purchase) into the Agent's Account by no later than 12:00 noon (New York City time) on the Purchase Date. The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent's Account.

      (d) Reinvestment Purchases. Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser's Reinvestment Purchases, but not those of its Related Committed Purchasers shall cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser's Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller and the Collection Agent that it will make Reinvestment Purchases.

      (e) Assignments. Pursuant to the Original Agreement, the Purchaser Agents (on behalf of the related Conduit Purchasers) have from time to time purchased Receivables which are currently outstanding in the amount of $105,000,000. The parties hereto are amending and restating the Original Agreement in order to remove Atlantic as a Conduit Purchaser hereunder and ABN AMRO as the Agent. Pursuant to the terms of a Transfer Supplement, Atlantic has sold and assigned to La Fayette, and La Fayette has purchased and assumed from Atlantic a Purchased Interest in the Receivables which are held by Credit Lyonnais for the benefit of Atlantic in the amount of $10,500,000 for La Fayette. Amsterdam hereby sells and assigns to La Fayette, and La Fayette hereby purchases and assumes from Amsterdam, a Purchased Interest in the Receivables which are held by ABN AMRO for the benefit of Amsterdam in the amount of $10,500,000 such that the Purchased Interests of La Fayette in Receivables which are outstanding on the date hereof shall equal $42,000,000 and the Purchased Interest of Amsterdam shall equal $31,500,000. Amsterdam represents and warrants that it is the legal and beneficial owner of the Purchased Interest assigned by it hereunder and that such Purchased Interest is free and clear of any Adverse Claim created by ABN AMRO and/or Amsterdam.

      Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days' prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

      (b) Mandatory. If at any time before the Termination Date any condition in
Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

      Section 1.3. Selection of Discount Rates and Tranche Periods. The Discount Rates, Tranche Periods and related matters for all Investment of each Purchaser Group shall be set forth in and governed by the terms of, the Rate Supplement for such Purchaser Group. Each such Rate Supplement shall supplement this Agreement with respect to the terms and provisions set forth therein.

      Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.

      (b) Investment and Discount shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder and under the Rate Supplements (other than Discount), including, without limitation, fees described in the Fee Letters and amounts payable under Article VI.

      Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Total Reserve, the Seller shall immediately pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied with respect to each such Purchaser first to such Purchaser's Prime Tranches, if any, and second to the other Tranches applicable to the Investment of such Purchaser with the shortest remaining maturities unless otherwise specified by the Seller.

      (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or any other reason other than the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this
Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

      (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) ("Deemed Collections") that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligations to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

      (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

      Section 1.6. Reduction in Commitments. The Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser Group in accordance with its Ratable Share (and, in the case of each Committed Purchaser, its Commitment in accordance with its Commitment Percentage of its Purchaser Group's Ratable Share of such reduction).

      Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days' notice to the Agent and each Purchaser Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

      Section 1.8. Security Interest. (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchaser Agents and Purchasers, a security interest in all Receivables, Related Security, Collections and Lock-Box Accounts to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

      (b) The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originators under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreements) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

      (c) This agreement shall be a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent shall have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.

      (d) ABN AMRO as the prior Agent under the Original Agreement (the "Prior Agent") hereby assigns and transfers to Credit Lyonnais as the Agent under this Agreement all of its right, title and interest in, to and under the liens and security interests granted to ABN AMRO as the Prior Agent pursuant to Section
1.8 of the Original Agreement and all financing statements filed in connection therewith, all without recourse, representation and warranty of any nature whatsoever.

                                   ARTICLE II

                SALES TO AND FROM CONDUIT PURCHASERS; ALLOCATIONS

      Section 2.1. Required Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to its Related Committed Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser's Investment and its related Conduit Purchaser Settlement (each, a "Put").

      (b) Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Committed Purchaser shall be considered part of such Committed Purchaser's Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Committed Purchaser of any portion of the relevant Conduit Purchaser's Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to the sum of
(i) the Assigned Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.

      Section 2.2. Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Committed Purchasers a notification of assignment in substantially the form provided by the relevant Transfer Agreement. If a Conduit Purchaser delivers such notice, each of its Related Committed Purchasers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Committed Purchasers, the Investment of such Related Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Committed Purchaser to the relevant Conduit Purchaser pursuant to this Section
2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Committed Purchaser is free and clear of any Adverse Claim created or granted by such Related Committed Purchaser and that such Related Committed Purchaser has not suffered a Bankruptcy Event.

      Section 2.3. Allocations and Distributions. (a) Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that a Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Collection Agent (i) shall set aside and hold in trust solely for the benefit of the applicable Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Conduit Purchaser's Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the applicable Purchaser Agent (for the benefit of such Conduit Purchaser) the amounts so set aside up to the amount of such Conduit Purchaser's Purchase Interest and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such

Purchase Interest and Tranche Period. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

      (b) Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date, the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent, all Collections received on such day and such Collections shall be allocated as follows:

            (i) first, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;

            (ii) second, ratably to each Purchaser Group until all Investment of, and Discount and interest due but not already paid to, each Purchaser Group has been paid in full;

            (iii) third, ratably to such Purchaser Group until all other amounts owed to such Purchaser Group under the Transaction Documents have been paid in full;

            (iv) fourth, to the Agent until all amounts owed to the Agent (other than amounts owing the Agent in its role as a Purchaser Agent) have been paid in full;

            (v) fifth, to each Purchaser Agent until all amounts owed to the Purchaser Agents under the Transaction Documents have been paid in full;

            (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

            (vii) seventh, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (ii) and (iii) above. No distributions shall be made to pay amounts under clauses (iv), (v), (vi) and (vii) above until sufficient Collections have been set aside to pay all amounts described in clauses (ii) and (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by all Purchaser Agents. If any part of the Sold Interest in any Collections is applied to pay any amounts, payable hereunder that are obligations of the Seller pursuant to Section 1.4(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution in respect of each applicable Purchaser's Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

                                   ARTICLE III

                         ADMINISTRATION AND COLLECTIONS

      Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Initial Collection Agent acknowledges that the Agent, each Purchaser Agent, and each Purchaser have relied on the Initial Collection Agent's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence and during the continuance of a Termination Event, the Agent may designate a new Collection Agent to succeed the Initial Collection Agent (or any successor Collection Agent).

      (b) The Initial Collection Agent may (with prior written notice to the Agent), and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate of the Initial Collection Agent (acting as a sub-collection agent). The Initial Collection Agent shall delegate certain duties with respect to Receivables originated by such respective Originator to that respective Originator pursuant to the terms of the Letter Agreement. Notwithstanding such delegation, the Initial Collection Agent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, each Purchaser Agent and each Purchaser shall have the right to look solely to the Initial Collection Agent for such performance. The Agent may at any time remove or replace any sub-collection agent.

      (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent (in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent).

      Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled and pay from such Collections all Discount and the fees set forth in the Fee Letters when due. If so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent, each Purchaser Agent and the Purchasers are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

      (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Receivable, and extend the maturity or adjust the outstanding balance of any Defaulted Receivables as the Collection Agent may determine to be appropriate to maximize collections thereof; provided, however, that if a Termination Event has occurred the Collection Agent may make such extension or adjustment only upon written approval of the Agent. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable, affect the computation of the Delinquency Ratio or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

      (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

      Section 3.3. Reports. On or before the 25th day of each month, and, after the occurrence and during the continuance of a Termination Event, at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a "Periodic Report"), containing the information described on Exhibit B (with such modifications or additional information as requested by the Agent or the Instructing Group); provided, however, if the Parent's long-term unsecured debt rating from both Moody's and S&P is less than Baa3 and BBB-, the Collection Agent shall deliver the Periodic Report to the Agent and each Purchaser Agent on or before Wednesday of each week for the immediately preceding calendar week; provided, further, however, if the Parent's long-term unsecured debt rating is less than "Ba2" from Moody's or less than "BB" from S&P, respectively, the Collection Agent shall deliver the Periodic Report to the Agent and each Purchaser Agent on each Business Day.

      Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under
Section 3.2, all other amounts it receives from such Lock-Box Account.

      Section 3.5. Enforcement Rights. (a) The Agent may, at any time, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request and only after a Potential Termination Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Purchasers' ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

      (b) The Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller's rights and remedies under the Purchase Agreement. The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

      (c) None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

      Section 3.6. Collection Agent Fee. On or before the 25th day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times the Initial

Collection Agent or an Affiliate of the Initial Collection Agent is the Collection Agent, the Seller Servicing Fee, the sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, the Outside Servicing Fee. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

      Section 3.7. Responsibilities of the Seller. The Seller shall pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall cause each Originator to perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or under the Purchase Agreement. The Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller or an Originator from such obligations. None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or an Originator or any other obligation or liability in connection with the Receivables or the Related Security.

      Section 3.8. Actions by Seller. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the related Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the related Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent's Account within one Business Day of receipt as part of the Sold Interest in Collections for application as provided herein.

      Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each a "Collection Agent Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys' fees and court costs) (all of the foregoing collectively, the "Collection Agent Indemnified Losses") at any time imposed on or incurred by any Collection Agent Indemnified Party arising out of or otherwise relating to:

            (i) any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

            (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

            (iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

            (iv) the imposition of any Adverse Claim with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent; or

            (v) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Collection Agent Indemnified Losses resulted from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollected or uncollectible Receivables, or (c) such Collection Agent Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Section 4.1. Representations and Warranties of the Seller. The Seller represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:

            (a) Corporate Existence and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and in each jurisdiction in which the conduct of its business requires that it be qualified to do business in such jurisdiction and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document,
      (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any material portion of the Receivables.

            (b) Corporate Authorization and No Contravention. The execution, delivery and performance by the Seller of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation,
      (B) its charter or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collections (other than the Sold Interest) or give cause for the acceleration of any indebtedness of the Seller.

            (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller of any Transaction Document or any transaction contemplated thereby.

            (d) Binding Effect. Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally.

            (e) Perfection of Ownership Interest. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Agent, the Purchaser Agent and the Purchasers therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables, the Related Security and Collections to the extent of its Purchase Interest then in effect.

            (f) Accuracy of Information. All written information furnished by the Seller to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects as of the date of such information or the date furnished, as applicable (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading as of the date of such information or the date furnished, as applicable).

            (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller or any of its properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller or (ii) the collectibility of the Receivables.

            (h) No Material Adverse Change. Since the date of its formation there has been no material adverse change in the collectibility of the Receivables or the Seller's (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.

            (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits C-D (listing offices and states of organization of the Seller and the Originators and where they maintain Records; and Lock-Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon execution and delivery of the Lock-Box Agreements and delivery to a Lock-Box Bank of the related Lock-Box Letter, the Seller will have title to each Lock-Box Account and the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

            (j) Sales by an Originator. Each sale by each Originator to the Seller of an interest in Receivables originated by such Originator and Collections thereof has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to such Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy
      Code) owed by such Originator to the Seller.

            (k) No Potential Termination Event. No Potential Termination Event has occurred and is continuing.

            (l) Eligible Receivables. Each Receivable included in the Eligible Receivables Balance as an Eligible Receivable on the date of any Purchase or Incremental Purchase or listed as such on a Periodic Report is an Eligible Receivable.

            (m) Underwriting/Collection Practices. To the extent that the Initial Collection Agent is the Collection Agent and the Originators are sub-collection agents, it has complied with the Credit and Collection Policy in all material respects, and such policy has not changed in any material respect since the date hereof.

      Section 4.2. Representations and Warrants of the Initial Collection Agent. The Initial Collection Agent represents and warrants to the Agent, each Purchaser Agent and each Purchaser that:

            (a) Corporate Existence and Power. The Initial Collection Agent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and in each jurisdiction in which the conduct of its business requires that it be qualified to do business in such jurisdiction and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document,
      (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any material portion of the Receivables.

            (b) Corporate Authorization and No Contravention. The execution, delivery and performance by the Initial Collection Agent of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action,
      (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its charter or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject where the contravention or default would have a material adverse effect on (w) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (x) its business or financial condition, (y) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (z) the enforceability or collectibility of any material portion of the Receivables and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collections other than the Sold Interest or give cause for the acceleration of any indebtedness of the Initial Collection Agent.

            (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Initial Collection Agent of any Transaction Document or any transaction contemplated thereby.

            (d) Binding Effect. Each Transaction Document to which the Initial Collection Agent is a party constitutes the legal, valid and binding obligation of the Initial Collection Agent enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally.

            (e) Accuracy of Information. All written information furnished by the Initial Collection Agent to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects as of the date of such information or the date furnished, as applicable (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading as of the date of such information or the date furnished, as applicable).

            (f) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Initial Collection Agent, or any of its properties, that (i) if adversely determined (individually or in the aggregate), is likely to have a material adverse effect on the financial condition of the Initial Collection Agent and its Subsidiaries, taken as whole, or on the collectibility of the Receivables or (ii) involve any Transaction

      Document or any transaction contemplated thereby. The Initial Collection Agent is not in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation is likely to have a material adverse effect upon (i) the financial condition of the Initial Collection Agent and its Subsidiaries, taken as whole, or (ii) the collectibility of the Receivables.

            (g) No Material Adverse Change. Since December 31, 2001, there has been no material adverse change in the collectibility of the Receivables or the Initial Collection Agent's (i) financial condition, business, operations or prospects other than as publicly disclosed prior to the date hereof or (ii) ability to perform its obligations under any Transaction Document.

            (h) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits C-D (listing offices of the Initial Collection Agent and the Originators and where they maintain Records; and Lock-Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V.

            (i) No Potential Termination Event. No Potential Termination Event has occurred and is continuing.

            (j) Underwriting/Collection Practices. To the extent that the Initial Collection Agent is the Collection Agent and the Originators are sub-collection agents, it has complied with the Credit and Collection Policy in all material respects, and such policy has not changed in any material respect since the date hereof.

                                    ARTICLE V

                                    COVENANTS

      Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

            (a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Purchaser Agent and each Purchaser:

                  (i) Annual Financial Statements. Within 120 days after each fiscal year of the Seller copies of its annual balance sheet (and an annual profit and loss statement), certified by a Designated Financial Officer thereof, prepared on a consolidated basis in conformity with GAAP;

                  (ii) Quarterly Financial Statements. Within 60 days after each
            (except the last) fiscal quarter of each fiscal year of the Seller, copies of its quarterly balance sheet (and a profit and loss statement) for the period from the beginning of the fiscal year to the close of such quarter), certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in clause (i) of this
            Section 5.l(a);

                  (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 5.1(a), a compliance certificate (in substantially the form of Exhibit F) signed by a Designated Financial Officer, dated the date of such financial statements;

                  (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities and Exchange Commission or any securities exchange; and

                  (v) Other Information. With reasonable promptness, such other information (including non-financial information) respecting the Receivables or the conditions and operations, financial or otherwise, of the Seller and any Seller Entity as the Agent or any Purchaser Agent from time to time reasonably may request in order to protect the interests of the Agent or Committed Purchasers under this Agreement.

            (b) Notices. As soon as possible and in any event within 5 Business Days of becoming actually aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

                  (i) Potential Termination Events. The occurrence of any
            Potential Termination Event;

                  (ii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of any Special Obligor or of the Parent; or

                  (iii) Further Information. Any other information that the
            Parent is required to deliver pursuant to the Credit Agreement at the same time the Parent delivers such information to the required parties pursuant to the Credit Agreement.

            (c) Conduct of Business. The Seller will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

            (d) Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which it or any Receivable, any Related Security or Collection may be subject.

            (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, the Purchaser Agents and the Purchasers such information concerning the Receivables and the Related Security as the Agent, a Purchaser Agent or a Purchaser may request. The Seller will, and will cause each Originator to, permit, at any time during regular business hours upon reasonable notice to the Seller, the Agent, any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller and each Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or such Originator's officers, directors, employees or independent public accountants having knowledge of such matters. No more than once a calendar year or any time after the occurrence of a Termination Event, the Agent may (at the expense of the Seller) or at any time (at the expense of the Purchasers) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

            (f) Keeping Records. (i) The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

            (ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's and the Purchasers' interest in the Receivables and the Collections and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

            (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim other than the Seller's interest therein (and a perfected ownership interest in the Receivables, Related Security and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature, but shall provide prompt notice to the Seller of any such filing.

            (ii) The Seller will only change its name, identity or corporate structure or relocate its state of organization or its chief executive office or the Records following notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

            (iii) The Seller will at all times maintain its chief executive offices within a jurisdiction in the USA (other than in the states of Alabama, Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or an Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.

            (h) Performance of Duties. The Seller will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

            (i) Payments on Receivables, Lock-Box Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables (including Deemed Collections) to a Lock-Box or Lock-Box Account and will not change any such instructions without the prior written consent of the Agent. If any such payments or other Collections are received by the Seller, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will only permit Collections to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify and separate such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds (other than funds of Affiliates of the Seller in concentration accounts). The Seller shall only add a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit D if the Agent has received notice of and has consented to such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit E (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

            (j) Sales and Adverse Claims Relating to Receivables or Related Security. Except as otherwise provided herein, the Seller will not (by operation of law or otherwise), dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivables, Related Security or any proceeds thereof.

            (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not extend, amend, rescind or cancel any Receivable.

            (l) Change in Credit and Collection Policy. The Seller will not make any change in its Credit and Collection Policy which change would impair the collectibility of any Receivable.

            (m) Accounting for Sale. The Seller will not, account for, or otherwise treat, the transactions contemplated hereby other than as a sale of Receivables or inconsistent with the Purchasers' ownership interests in the Receivables, Related Security and Collections.

            (n) Certain Agreements. Except as otherwise permitted by this Agreement, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller's certificate of incorporation or by-laws.

            (o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents,
      (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to this Agreement and the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

            (p) Net Worth. The Seller shall not, as of the last day of each calendar quarter, permit Net Worth to be less than $9,000,000.

            (q) Nonconsolidation. The Seller will operate in such a manner that the separate corporate existence of the Seller and each Seller Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Seller Entity and Affiliate thereof and, without limiting the generality of the foregoing:

                  (i) the Seller will not engage in any activity other than
            those activities expressly permitted under the Seller's organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

                  (ii) the Seller will cause the financial statements and books and records of the Seller and each Seller Entity to reflect the separate corporate existence of the Seller;

                  (iii) except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller's organizational documents, the Seller will not permit any Seller Entity or Affiliate thereof to (A) pay the Seller's expenses, (B) guarantee the Seller's obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise;

                  (iv) the Seller will not act as agent for any Seller Entity or
            Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables; and

                  (v) the Seller will always have an independent director on its
            Board of Directors.

            (r) Lock-Box Letters. Not later than October 25, 2002 the Seller shall deliver to the Agent fully executed Lock-Box Letters with respect to each Lock-Box set forth on Exhibit D hereto.

      Section 5.2. Covenants of the Initial Collection Agent. The Initial Collection Agent hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

            (a) Financial Reporting. The Initial Collection Agent will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent, each Purchaser Agent and each
      Purchaser:

                  (i) Annual Financial Statements. Within 120 days after each fiscal year of the Parent copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Deloitte & Touche, LLP or another firm of independent certified public accountants of nationally recognized standing (which accountants shall have acknowledged the reliance of the Agent, the Purchaser Agents and the Purchasers on the financial statements audited by such accountants) and prepared on a consolidated basis in conformity with GAAP;

                  (ii) Quarterly Financial Statements. Within 60 days after each
            (except the last) fiscal quarter of each fiscal year of the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in clause (i) of this Section 5.l(a);

                  (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 5.1(a), a compliance certificate (in substantially the form of Exhibit F) signed by a Designated Financial Officer, dated the date of such financial statements;

                  (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities and Exchange Commission or any securities exchange; and

                  (v) Other Information. With reasonable promptness, such other information (including non-financial information) respecting the Receivables or the conditions and operations, financial or otherwise, of the Initial Collection Agent and any Seller Entity as the Agent from time to time reasonably may request in order to protect the interests of the Agent or Committed Purchasers under this Agreement.

            (b) Notices. As soon as possible and in any event within 5 Business Days of becoming actually aware of any of the following the Initial Collection Agent will notify the Agent and each Purchaser Agent and provide a description of:

                  (i) Potential Termination Events. The occurrence of any
            Potential Termination Event;

                  (ii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of any Special Obligor or of the Parent; or

                  (iii) Further Information. Any other information that the
            Parent is required to deliver pursuant to the Credit Agreement at the same time the Parent delivers such information to the required parties pursuant to the Credit Agreement.

      If the Agent or any Purchaser Agent receives such a notice, the Agent or such Purchaser Agent shall promptly give notice thereof to each Purchaser and, until each Conduit Purchaser has no Investment after the Termination Date, to each CP Dealer and each Rating Agency.

            (c) Conduct of Business. The Initial Collection Agent will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

            (d) Compliance with Laws. The Initial Collection Agent will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which it or any Receivable, any Related Security or Collection may be subject.

            (e) Furnishing Information and Inspection of Records. The Initial Collection Agent will furnish to the Agent, the Purchaser Agents and the Purchasers such information concerning the Receivables and the Related Security as the Agent, a Purchaser Agent or a Purchaser may request. The Initial Collection Agent will, and will cause each Originator to, permit, at any time during regular business hours upon reasonable notice to the Initial Collection Agent, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Initial Collection Agent and each Originator for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Initial Collection Agent's or such Originator's officers, directors, employees or independent public accountants having knowledge of such matters. No more than once a calendar year or any time after the occurrence of a Termination Event, the Agent may (at the expense of the Initial Collection Agent) or at any time (at the expense of the Purchasers) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

            (f) Keeping Records. (i) The Initial Collection Agent will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each Obligor and each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Initial Collection Agent will give the Agent prior notice of any material change in such administrative and operating procedures.

            (ii) The Initial Collection Agent will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's and the Purchasers' interest in the Receivables and the Collections and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Initial Collection Agent) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

            (g) Performance of Duties. The Initial Collection Agent will perform its duties or obligations in accordance with the provisions of each of the Transaction Documents. The Initial Collection Agent (at its expense) will
      (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

            (h) Payments on Receivables, Lock-Box Accounts. If any payments on Receivables or other Collections are received by the Initial Collection Agent, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. Except as set forth in Section 5.1(i) hereof, the Initial Collection Agent will only permit Collections to be deposited into any Lock-Box Account. If such funds of any Affiliate or Seller Entity are deposited into any Lock-Box Account, the Initial Collection Agent will promptly identify and separate such funds for segregation. Except as set forth in Section 5.1(i) hereof, the Initial Collection Agent will not, and will not permit any other Person to, commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds.

            (i) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Initial Collection Agent will not extend, amend, rescind or cancel any Receivable.

            (j) Change in Business or Credit and Collection Policy. The Initial Collection Agent will not make any change in its business or in the Originator's Credit and Collection Policy which change would impair the collectibility of any Receivable.


                                   ARTICLE VI

                                 INDEMNIFICATION

      Section 6.1. Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, any commingling of funds, any failure of a Lock-Box Bank to comply with the terms of a Lock-Box Letter, any Receivables or Collections, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses to the extent such losses result from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollected or uncollectible Receivables or (c) such Indemnified Losses are, or include Taxes on, or measured by, the overall net income or gross receipts of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent, each Purchaser Agent and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder. Without limiting the foregoing indemnification, but subject to the limitation set forth in clauses (a), (b) and
(c) of the previous sentence, the Seller shall indemnify the Agent, each Purchaser Agent and each Purchaser for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Collection Agent) relating to or resulting from:

            (i) reliance on any representation or warranty made by the Seller or Collection Agent (or any officers of the Seller or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

            (ii) the failure by the Seller or any Seller Entity to comply with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

            (iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser Agents and the Purchasers, a perfected interest in the Sold Interest and the property conveyed pursuant to Section 1.1(a) and Section 1.8, free and clear of any Adverse Claim;

            (iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

            (v) failure of any Lock Box Bank (if appointed or designated by the Seller or if otherwise a Lock Box Bank on the date hereof) to comply with the terms of the applicable Lock Box Letter;

            (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services;

            (vii) any failure of the Seller or any Seller Entity to perform its duties or obligations in accordance with the provisions of this Agreement and each of the other Transaction Documents to which it is a party; or

            (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

      Section 6.2. Increased Cost and Reduced Return. By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule or regulation not in effect as of the date hereof, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive (whether or not having the force of law) of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate such Agent, such Purchaser Agent or such Purchaser (or, in the case of a Conduit Purchaser, will enable a Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of each Committed Purchaser's Commitment is treated as a "short term commitment" for which there is no regulatory capital requirement. If any Committed Purchaser determines it is required to maintain capital against its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

      Section 6.3. Other Costs and Expenses. Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owned to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Receivables, Related Security and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction

Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and each Conduit Purchaser for the cost of the Agent's or such Conduit Purchaser's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Committed Purchaser pursuant to the related Transfer Agreement, this Agreement and the Funding Agreements related thereto on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other costs and expenses incurred by such Conduit Purchaser or any shareholder of such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the cost of auditing such Conduit Purchaser's books by certified public accountants, the cost of the Ratings and the fees and out-of-pocket expenses of counsel of the Agent, each Conduit Purchaser or any shareholder, or administrator, of such Conduit Purchaser for advice relating to such Conduit Purchaser's operation.

      Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, each Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that such Purchaser, such Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser, each Purchaser Agent or the Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

      (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

      Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and its Purchaser Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error. The Seller shall pay to the Agent amounts owed to it or to the applicable Purchaser Agent amounts owed to such Purchaser Agent or owed to any Purchaser in its Purchase Group, for the account of such Person the amount shown as due on any such certificate within thirty (30) days after receipt of the notice.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller (or, in the case of Section 7.1(e)(ii), the Committed Purchasers) shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

            (a) A certificate of the Secretary of the Seller and each Seller Entity certifying (i) the resolutions of the Seller's and each Seller Entity's board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller's or each Seller Entity's behalf a Transaction Document (on which certificate the Agent, each Purchaser Agent and each Purchaser may conclusively rely until a revised certificate is received),
      (iii) the Seller's and each Seller Entity's certificate or articles of incorporation or limited liability company agreement, as applicable, certified by the Secretary or Assistant Secretary of such entity, (iv) a copy of the Seller's and each Seller Entity's by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the Seller and each Seller Entity is organized.

            (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, Related Security, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.

            (c) UCC search reports from all jurisdictions the Agent requests.

            (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) direction letters executed by the Seller authorizing the Agent to inspect and make copies from the Seller's books and records maintained at any off-site data processing or storage facilities, (iii) a Periodic Report covering the month ended August 31, 2002, and (iv) each Transaction Document.

            (e) Favorable opinions of counsel to the Seller and each Seller Entity covering such matters as any Purchaser Agent or the Agent may request.

            (f) A fully executed assignment agreement from ABN AMRO to the Agent pursuant to which ABN AMRO assigns all of its right, title and interest in, to and under the Lock-Box Letters and related Lock-Boxes in form and substance satisfactory to the Agent.

            (g) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may reasonably request.

      Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a)-(d) of this Section
7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

            (a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

            (b) the Termination Date has not occurred and, after giving effect to the application of the proceeds of such Purchase, the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment;

            (c) the representations and warranties of the Seller, each Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date);

            (d) each of the Seller and each Seller Entity is in full compliance with the Transaction Documents to which it is a party (including all covenants and agreements in Article V); and

            (e) all legal matters related to the Purchase are reasonably satisfactory to the Purchasers.

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Related Committed Purchaser to its related Conduit Purchaser (including any applicable Transfer Agreement).

      Section 7.3. Addition and Removal of Originators. (a) Addition of Originators. From time to time the Seller may request that an additional entity (a "New Originator") be added as an Originator hereunder and under the Purchase Agreement. Each such New Originator shall become a party to the Purchase Agreement and an Originator hereunder on the date all of the conditions set forth in this Section 7.3(a) are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

            (i) a certificate of the Secretary of the New Originator certifying
      (A) the resolutions of the New Originator's board of directors approving each Transaction Document to which it is a party, (B) the name, signature, and authority of each officer who executes on the New Originator's behalf a Transaction Document (on which certificate the Agent, each Purchaser Agent and each Purchaser may conclusively rely until a revised certificate is received), (C) the New Originator's certificate or articles of incorporation or limited liability company agreement, as applicable, certified by the Secretary or Assistant Secretary of such entity, (D) a copy of the New Originator's by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where the New Originator is organized;

            (ii) all instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables, Related Security, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions;

            (iii) UCC search reports from all jurisdictions the Agent requests;

            (iv) executed copies of (A) a fully executed Joinder Agreement from the New Originator in the form attached to the Purchase Agreement as Exhibit B, (B) a fully executed Amendment and Reaffirmation of Limited Guaranty executed by the Parent in the form attached hereto as Exhibit H and (C) a fully executed Supplement to Exhibits in the form attached hereto as Exhibit I;

            (v) favorable opinions of counsel to the Seller and each Seller Entity covering such matters as any Purchaser Agent or the Agent may request;

            (vi) the written consent of the Agent and the Purchaser Agents to the addition of the New Originator; and

            (vii) such other approvals, opinions or documents as the Agent or any Purchaser Agent may reasonably request.

            (b) Removal of Originator. From time to time, the Seller may request that one or more Originators be removed as "Originators" hereunder and under the Purchase Agreement by delivery to the Agent of written notice of such request, which notice shall set forth the date on which such Originator(s) shall be removed (a "Removal Date"), which date shall be no earlier than five Business Days after the date such notice was delivered. On the Removal Date, the Purchasers shall no longer purchase any Receivables originated by such Originator; provided, however, that in no event shall such Originator be relieved of any of its obligations under the Purchase Agreement or other Transaction Documents with respect to any Receivables previously sold to the Seller.

                                  ARTICLE VIII

                                    THE AGENT

      Section 8.1. Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints Credit Lyonnais, acting through its New York Branch, as the "Agent" under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of such Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

      (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto or in the related Transfer Supplement (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent. No Purchaser Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller.

      Section 8.2. Delegation of Duties. The Agent and each Purchaser Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor any Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

      Section 8.3. Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Persons gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for any recitals, representations, warranties or other statements made by the Seller, any Seller Entity or any of its Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, and Seller Entity or any of its Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article
VII. Neither
the Agent nor any Purchaser Agent shall have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Seller Entity or any of its Affiliates.

      Section 8.4. Reliance by Agent and Purchaser Agents. (a) The Agent and each Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent or such Purchaser Agent. The Agent and each Purchaser Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

      (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Instructing Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.

      (c) Each Purchaser Agent shall determine with its Purchaser Group the number of such Purchasers (each, a "Voting Block"), which shall be required to request or direct such Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent's Purchasers.

      (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit and on behalf of each of the Purchasers in respect of which such Purchaser Agent is identified as being the "Purchaser Agent" in the definition of "Purchaser Agent" hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and the Purchasers in its Purchaser Group shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

      Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser in a Purchaser Group shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agree to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate for the first three days such amounts are past due and thereafter at a rate per annum equal to the Federal Funds Rate plus 2%.

      Section 8.6. Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. If the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to the members of its Purchaser Group. If a Purchaser Agent receives such a notice from any Person other than the Agent, it shall promptly give notice thereof to the Agent and each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to the members of its Purchaser Group. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

      Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Seller Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, any Purchaser Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Seller Entities and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser or any Purchaser Agent with any information concerning the Seller, any Seller Entity or any of its Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

      Section 8.8. Agent, Purchaser Agents and Affiliates. The Agent, each Purchaser Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Seller Entity or any of their Affiliates and Credit Lyonnais may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that Credit Lyonnais acts as agent for La Fayette and subagent for La Fayette's management company in various capacities, as well as providing credit facilities and other support for La Fayette not contained in the Transaction Documents.

      Section 8.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Seller Entity and without limiting the obligation of the Seller or any Seller Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, claims, obligations, losses, damages, penalties, costs, expenses and disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, claims, obligations, losses, damages, penalties, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

      Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller and each Purchaser Agent, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1. Termination. Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller, and under Section 3.9,
Article VI, Section 8.9, Section 9.12 and Section 9.13, shall survive such termination.

      Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent and each Purchaser Agent to act on telephone notices of Purchases and Discount Rate and

Tranche Period selections from any person the Agent or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's or such Purchaser Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent and each Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's or such Purchaser Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent or such Purchaser Agent, the records of the Agent or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent or such Purchaser Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.

      Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser, or any other Person shall be paid or transferred to the Agent or the appropriate Purchaser Agent (for the benefit of such Purchaser or other Person). The Agent or the appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (New York City time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 1%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees and Discount shall be calculated for the actual days elapsed based on a 360 day year.

      Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

      Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Related Committed Purchasers, (i) extend the Termination Date (including an extension effected through a waiver of a Termination Event) or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Committed Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.8, 2.1, 2.2, 2.3, 6.1, 6.2, 6.3,
6.4, 7.2 or 9.6 or any provision of the Limited Guaranty, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers hereunder, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent's or such Purchaser Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to any Person may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers, each Purchaser Agent and the Agent. If required by the Rating Agencies for any Conduit Purchaser, no material amendment hereof or assignment, termination, resignation or removal hereunder shall be effective unless a statement is obtained from the applicable Rating Agencies that its Rating will not be downgraded, withdrawn or suspended as a result of such amendment, assignment, termination, resignation or removal.

      Section 9.7. Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given; provided that any waiver of a Termination Event shall be in writing. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.

      Section 9.8. Successors and Assigns; Participations; Assignments. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers Agents.

      (b) Participations. Any Purchaser may sell to one or more Persons affiliated with the Purchaser without the prior consent of the Seller, and to one or more other Persons with the prior consent of the Seller (which consent shall not be unreasonably withheld) (each a "Participant") participating interests in the interests of such Purchaser hereunder and under the applicable Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the applicable Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder and under the applicable Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the applicable Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the applicable Transfer Agreement, which right of setoff is subject to such Participant's obligation to share with the Purchasers as provided in Section
9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto or to the applicable Transfer Agreement, except amendments described in clause (a) of Section 9.6.

      (c) Assignments by Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons ("Purchasing Committed Purchasers"), acceptable to the applicable Purchaser Agent in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) any portion of its Commitment as a Related Committed Purchaser hereunder and under the applicable Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a "Transfer Supplement") in form satisfactory to the applicable Purchaser Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the applicable Purchaser Agent. Any such assignment by a Related Committed Purchaser must be for an amount of at least Ten Million Dollars. Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the applicable Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Related Committed Purchaser Investment and its Commitment as a Related Committed Purchaser hereunder and under any applicable Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, such selling Related Committed Purchaser shall be released from its obligations hereunder and under the applicable Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the applicable Transfer

Agreement with a Commitment as a Related Committed Purchaser, any Investment and any related Assigned Settlement described in the Transfer Supplement.

      (d) Replaceable Related Committed Purchaser. If any Related Committed Purchaser other than a Committed Purchaser (including Credit Lyonnais) that provides program enhancement to a Conduit Purchaser (a "Replaceable Purchaser") shall (i) petition the Seller for any amounts under Section 6.2 or 6.4 or (ii) have a short-term debt rating lower than the "A-1" by S&P and "P-1" by Moody's, and, if the commercial paper of the applicable Conduit Purchaser is rated by Fitch, "F1" by Fitch, the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a "Replacement Related Committed Purchaser") acceptable to the Agent and the applicable Conduit Purchaser, in its sole discretion and, prior to the occurrence of a Termination Event, subject to the prior written consent of the Seller (which consent will not be unreasonably withheld) to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the applicable Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Related Committed Purchaser in accordance with Section 9.8(c).

      (e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser's assignment, participation, grant of security interests in or other transfers of any portion of not less than $25,000,000 of, or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, that a Conduit Purchaser may not, without the prior consent of its Related Committed Purchaser, transfer any of its rights under the related Transfer Agreement to cause its Related Committed Purchaser to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the then current ratings of such Conduit Purchaser. Each new Conduit Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Each Conduit Purchaser shall notify the Seller prior to any such assignment and shall promptly notify each other party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser's Purchase Interest and the related Assigned Settlement and the payment to the Agent of the fee specified above, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.

      (f) Opinions of Counsel. If required by the Agent or any Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

      Section 9.9. Waiver of Confidentiality. The Seller hereby consents to the disclosure of any nonpublic information relating thereto among the Agent, the Purchaser Agents and the Purchasers and by the Agent, the Purchaser Agents or the Purchasers to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant, (iii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser,
(iv) any entity organized to purchase, or make loans secured by, financial assets for which a Purchaser Agent provides managerial services or acts as an administrative agent, (v) any Conduit Purchaser's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction.

      Section 9.10. Confidentiality of Agreement. (a) Unless otherwise required by applicable law, order of any court or administrative agency, or otherwise by any governmental authority, the Seller agrees to maintain the confidentiality of the Transaction Documents (and all drafts thereof) in its communications with third parties and otherwise; provided, however, that the Transaction Documents may be disclosed to third parties to the extent such disclosure is (i) required in connection with a sale of receivables of Seller, (ii) made solely to Persons who are legal counsel for the purchaser of such receivables, and (iii) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent and each Purchaser Agent; provided further, however, that the Transaction Documents may be disclosed to the Seller's legal counsel and independent auditors; and provided further, however, that neither the Seller nor the Collection Agent have any obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller or the Collection Agent.

      (b) Unless otherwise required by applicable law, order of any court or administrative agency, or otherwise by any Governmental Authority, the Agent and each Purchaser Agent agree to maintain the confidentiality, in its communications with third parties and otherwise, of any information regarding the Seller obtained in connection with the Transaction Documents which has been identified by the Seller to the Agent as confidential in nature (the "Confidential Material"); provided, however, that the Confidential Material may be disclosed to third parties to the extent such disclosure is (i) to a Rating Agency, (ii) required in connection with the exercise of any remedy hereunder or under any related documents, instruments and agreements, or (iii) to any actual or proposed participant or assignee of all or part of its rights hereunder, or an actual or proposed liquidity or enhancement provider, in each case which has agreed in writing to be bound by the provisions of this Section, or (iv) to any Committed Purchaser; provided further, however, that the Transaction Documents may be disclosed to each of the Purchaser Agent's and the Agent's respective legal counsel and independent auditors; and provided further, however, that the Agent and each Purchaser Agent shall not have any obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such Person.

      Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one
(1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, encourage, assist, join, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser.

      Section 9.12. Excess Funds. Other than amounts payable under Section 9.4, each Conduit Purchaser shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit Purchaser has Excess Funds (as defined below). If such Conduit Purchaser does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 9.4) over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against such Conduit Purchaser until such time as such Conduit Purchaser has Excess Funds. If such Conduit Purchaser does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 9.4), then such Conduit Purchaser may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of such Conduit Purchaser's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit Purchaser for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit Purchaser for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit Purchaser to the Internal Revenue Service, plus
(iv) all other indebtedness, liabilities and obligations of such Conduit Purchaser then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit Purchaser shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

      Section 9.13. No Recourse. The obligations of each Conduit Purchaser, their respective management companies, their respective administrators and referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

      Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

      Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers, the Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

      Section 9.16. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent, any Purchaser Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

      Section 9.17. Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

      Section 9.18. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

      Section 9.19. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superceded thereby.

      Section 9.20. Extensions of Scheduled Termination Date. Not more than 90 days, but prior to 75 days before the Scheduled Termination Date then in effect, the Seller may request that each Committed Purchaser extend its Commitment for an additional 364 days. Each Committed Purchaser shall respond to such request not later than 45 days before the then Scheduled Termination Date. If, by the date 45 days before the then Scheduled Termination Date, any Committed Purchaser (a "Non-Consenting Purchaser") has not notified the Agent it agrees to so extend its Commitment for an additional 364 day period, unless any other Committed Purchaser (including any Person who thereby becomes a Committed Purchaser) assumes the Commitment of each such Non-Consenting Lender on or before the date 45 days before the then Scheduled Termination Date and agrees to extend such Commitment for an additional 364 day period, the Scheduled Termination Date shall not be extended. If all Committed Purchasers agree to extend the Scheduled Termination Date, or if the Commitment of each Non-Consenting Purchaser is assumed by another Committed Purchaser pursuant to the preceding sentence, the Scheduled Termination Date shall be extended for an additional 364 day period. Otherwise the Scheduled Termination Date shall take place as scheduled.

                                                                    Exhibit 10-k


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

LA FAYETTE ASSET SECURITIZATION LLC,             CREDIT LYONNAIS, acting through its
  as a Conduit Purchaser                           New York Branch, as the Agent, a Purchaser
                                                   Agent and a Committed Purchaser


By:                                              By:
    -----------------------------------------       -----------------------------------------
    Title:                                          Title:
           ----------------------------------              ----------------------------------

Address: c/o Credit Lyonnais                     Address: 1301 Avenue of the Americas
         1301 Avenue of the Americas                      New York, New York  10019-6022
         New York, New York  10019-6022                   Attn: Ms. Konstantina Kourmpetis-
         Attn: Ms. Konstantina Kourmpetis-                      Transaction Manager/
               Transaction Manager/Structured                   Structured Finance
               Finance                                    Telephone: 212-261-7814
         Telephone: 212-261-7814                          Telecopy:  212-459-3258
         Telecopy:  212-459-3258


                               Signature Page for
                           Receivables Sale Agreement

GIRO BALANCED FUNDING CORPORATION,               BAYERISCHE LANDESBANK, New York Branch,
  as a Conduit Purchaser                          as a Purchaser Agent



By:                                              By:
    -----------------------------------------       -----------------------------------------
   Title: Kevin Burns/Vice President                 Title: Alexander Kohnert/First VP

Address: 114 West 47th Street, Suite 1715        By:
         New York, New York  10036                   ----------------------------------------
         Attention: Kevin Burns -                    Title: Lori-Ann Wynter/Vice President
                    Vice President
         Telephone: (212)302-5151
         Telecopy:  (212)302-8767                Address: 560 Lexington Avenue
                                                          New York, New York  10022
                                                          Attention: Asset Securitization
                                                          Telephone: (212) 230-9005
                                                          Telecopy:  (212) 230-9020


                                                 BAYERISCHE LANDESBANK, Cayman Islands Branch,
                                                  as a Committed Purchaser


                                                 By:
                                                    -----------------------------------------
                                                    Title:
                                                          -----------------------------------

                                                 By:
                                                    -----------------------------------------
                                                    Title:
                                                          -----------------------------------

                                                 Address: 560 Lexington Avenue
                                                          New York, New York  10022
                                                          Attention:  Corporate Lending
                                                          Telephone:  (212) 230-9012
                                                          Telecopy:  (212) 310-9868


                               Signature Page for
                           Receivables Sale Agreement

AMSTERDAM FUNDING CORPORATION,                   ABN AMRO BANK N.V., as a Purchaser Agent
  as a Conduit Purchaser                           and a Committed Purchaser


By:                                              By:
    -----------------------------------------       -----------------------------------------
    Title:                                          Title:
           ----------------------------------              ----------------------------------

Address:

Global Securitization Services, LLC              By:
114 West 47th Street                                -----------------------------------------
New York, New York 10036                            Title:
Attention: Andrew Stidd                                   -----------------------------------
Telephone: (212) 302-5151
Telecopy:  (212) 302-8767
                                                 Address:

                                                 Structured Finance, Asset Securitization
with a copy to:                                  135 South LaSalle Street
ABN AMRO BANK N.V.                               Chicago, Illinois 60674-9135
Address: Structured Finance,                     Attention: Purchaser Agent - Amsterdam
         Asset Securitization                    Telephone: (312) 904-2737
         135 South LaSalle Street                Telecopy:  (312) 904-6376
         Chicago, Illinois 60674-9135
         Attention: Administrator-
                    Amsterdam
         Telephone: (312) 904-2737
         Telecopy:  (312) 904-6376


                               Signature Page for
                           Receivables Sale Agreement

ARVINMERITOR RECEIVABLES
  CORPORATION, as the Seller


By:
    -----------------------------------------
Title:
      ---------------------------------------

Address: 2135 West Maple Road
         Troy, Michigan 48084

         Attention:
                   --------------------------
         Telephone:
                   --------------------------
         Telecopy:
                   --------------------------



ARVINMERITOR, INC., as the Initial
  Collection Agent

By:
    -----------------------------------------
Title:
      ---------------------------------------

Address: 2135 West Maple Road
         Troy, Michigan 48084

         Attention:
                   --------------------------
         Telephone:
                   --------------------------
         Telecopy:
                   --------------------------


                               Signature Page for
                           Receivables Sale Agreement

                                                                    Exhibit 10-k

                                   SCHEDULE I

                                   DEFINITIONS

      The following terms have the meanings set forth, or referred to, below:

      "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Seller and the Agent and each Purchaser Agent and Purchaser Group in connection with the Transaction Documents.

      "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

      "Aged Receivables Ratio" means, at any time the same is to be determined, the ratio of (i) the sum of (a) the aggregate outstanding principal balance of all Receivables that became Delinquent Receivables during the most recently completed calendar month, plus (b) the outstanding principal balance of all Receivables that became Charge-Offs during such calendar month to (ii) the amount of sales generated during the calendar month that ended four months prior to the most recently completed calendar month.

      "Agent" is defined in the first paragraph hereof.

      "Agent's Account" means the account designated to the Seller and the Purchasers by the Agent.

      "Aggregate Commitment" means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.6.

      "Aggregate Investment" means the sum of the Investments of all Purchasers.

      "Assigned Settlement" means, for each Related Committed Purchaser for a Conduit Purchaser for any Put, the product of such Related Committed Purchaser's Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.

      "Bankruptcy Event" means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

      "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close,
(b) a holiday on the Federal Reserve calendar and, solely for matters relating to a Eurodollar Tranche, (c) a day on which dealings in Dollars are not carried on in the London interbank market.

      "Changeover Receivable" means a Receivable generated from the sale of merchandise not manufactured by Parent or one of its Subsidiaries which merchandise has been purchased by one of the Seller Entities from one of its customers.

      "Charge-Off" means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) (i) charged off or written off by the Seller, or (ii) reserved against as a doubtful account by the Seller.

      "Collection" means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing such Receivables or paid by the Seller as a Deemed Collection under Section 1.5(b).

      "Collection Agent" is defined in Section 3.1(a).

      "Collection Agent Fee" is defined in Section 3.6.

      "Commitment" means, for each Committed Purchaser, the amount set forth on
Schedule II for such Committed Purchaser or in a Transfer Supplement, and, for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case, as adjusted in accordance with Sections 1.6 and 9.8.

      "Commitment Percentage" means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser's Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.

      "Committed Conduit Purchaser" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Purchaser pursuant to a Transfer Supplement.

      "Committed Purchaser" means each Related Committed Purchaser for a Conduit Purchaser.

      "Concentration Limit" means (i) an amount not to exceed 10% of the aggregate outstanding principal balance of all Eligible Receivables for Obligors (other than Special Obligors) with unsecured debt ratings of at least "A-" and "A3" by S&P and Moody's, respectively, (ii) an amount not to exceed 5% of the aggregate outstanding principal balance of all Eligible Receivables for Obligors (other than Special Obligors) with unsecured debt ratings of at least "BBB-" and "Baa3" but less than A- and A3 by S&P and Moody's, respectively, and (iii) an amount not to exceed 2.5% of the aggregate outstanding principal balance of all Eligible Receivables for Obligors (other than Special Obligors) with unsecured debt ratings of below BBB- and Baa3 by S&P and Moody's, respectively; provided, however, that if any Obligor (other than Special Obligors) is not rated by either S&P or Moody's, the applicable Concentration Limit shall be 2.5%.

      "Conduit Purchaser" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Purchaser pursuant to a Transfer Supplement.

      "Conduit Purchaser Investment Percentage" means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

      "Conduit Purchaser Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.

      "CP Dealer" means, at any time, each Person a Conduit Purchaser then engages as a placement agent or commercial paper dealer.

      "CP Discount" means, for any Discount Period, the amount of interest or discount accrued, during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by a Conduit Purchaser to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.

      "CP Rate" means, for any CP Tranche, a rate per annum as established pursuant to the applicable Rate Supplement.

      "Credit Agreement" means that certain Amended and Restated 5-Year Revolving Credit Agreement dated as of June 27, 2001, among the Parent, certain foreign subsidiaries, the lenders from time to time party thereto, Bank One, NA, as administrative agent, The Chase Manhattan Bank, as syndication agent, and Citicorp USA, Inc. and Bank of America, N.A., as documentation agents, as amended from time to time in accordance with its terms.

      "Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit G.

      "Credit Lyonnais" means Credit Lyonnais, acting through its New York Branch, in its individual capacity and not in its capacity as the Agent.

      "Days Sales Outstanding" means, at any time the same is to be determined, an amount equal to the product of (i) the number of days in the most recently completed calendar month and

(ii) the quotient obtained by dividing the outstanding balance of all Receivables as of the last day of such calendar month by the aggregate amount of sales generated during such month.

      "Deemed Collections" is defined in Section 1.5(c).

      "Default Ratio" means, at any time the same is to be determined, the ratio of (i) the aggregate outstanding principal balance of all Defaulted Receivables (minus Charge-Offs) on the last day of the most recently completed calendar month to (ii) the aggregate outstanding principal balance of all Receivables on the last day of such calendar month.

      "Defaulted Receivable" means any Receivable (a) on which any amount is unpaid more than 90 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.

      "Delinquency Ratio" means, at any time the same is to be determined, the ratio of (a) the aggregate outstanding principal balance of all Delinquent Receivables on the last day of the most recently completed calendar month to (b) the aggregate outstanding principal balance of all Receivables on the last day of such calendar month.

      "Delinquent Receivable" means any Receivable (other than a Defaulted Receivable), the outstanding balance on which any amount is 61 to 90 days past due.

      "Designated Financial Officer" means any Vice President and the Treasurer of the Seller.

      "Dilution" means, for any calendar month, the amount of Deemed Collections deemed to be received during such calendar month pursuant to Section 1.5(b).

      "Dilution Horizon Ratio" means, at any time the same is to be determined, an amount calculated by dividing (a) the amount of sales generated during the Dilution Horizon Ratio Period by (b) the Eligible Receivables Balance as of the end of the most recently completed calendar month.

      "Dilution Horizon Ratio Period" means, at any time the same is to be determined, (i) for the period from the date hereof through and including December 31, 2002, the two most recently completed months and (ii) at all times thereafter, the period of time designated by the Agent on or prior to December 31, 2002, at the direction of the Purchaser Agents, to the Seller and the Initial Collection Agent (after consultation thereof with each such party).

      "Dilution Ratio" means, at any time the same is to be determined, the ratio of (i) the total amount of decreases in outstanding principal balances of Receivables due to Dilutions during the most recently completed calendar month to (ii) the amount of sales generated during the Dilution Ratio Period.

      "Dilution Ratio Period" means, at any time the same is to be determined,
(i) for the period from the date hereof through and including December 31, 2002, the calendar month two months prior to the most recently completed calendar month and (ii) at all times thereafter, the period of time designated by the Agent on or prior to December 31, 2002, at the direction of the Purchaser Agents, to the Seller and the Initial Collection Agent (after consultation thereof with each such party).

      "Dilution Reserve" means, at any time the same is to be determined, the product of (i) the Dilution Reserve Percentage multiplied by (ii) the Eligible Receivables Balance as of the end of the most recently completed calendar month.

      "Dilution Reserve Percentage" means 17%; provided, however, that (i) while a Downgrade is in effect or (ii) during any Performance Trigger Period, the Dilution Reserve Percentage, at any time the same is to be determined, shall be a percentage equal to the higher of (I) the product of (a) the sum of (x) 2.25 times the Expected Dilution Ratio, plus (y) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio and (II) 17%.

      "Dilution Volatility Component" means, at any time the same is to be determined, an amount (expressed as a percentage) equal to the product of (i) the difference between (a) the highest Dilution Ratio for the preceding 12 calendar months and (b) the Expected Dilution Ratio multiplied by (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

      "Discount" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to such Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360.

      "Discount Period" means either (A), with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable, or (B), with respect to Atlantic, from the first day to the last day of the Tranche Period.

      "Discount Rate" means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate, as applicable, but after the occurrence of a Termination Event each such rate shall be equal to the Prime Rate plus 1.50% per annum with respect to the Investment of the Purchasers.

      "Discount Reserve" means, at any time the same is to be determined, the sum of (a) the product of (i) 2.25, (ii) the Prime Rate, (iii) the Eligible Receivables Balance, and (iv) the Days Sales Outstanding divided by 360 and (b) accrued and unpaid Discount at such time.

      "Dollar" and "$" means lawful currency of the United States of America.

      "Downgrade" means any day that the Parent's long-term unsecured, unsubordinated indebtedness rating by Moody's is below "Baa3" or by S&P is below "BBB-" (or Moody's or S&P has withdrawn or suspended such rating).

      "Early Payment Fee" is defined in the applicable Rate Supplement.

      "Eligible Receivable" means, at any time, any Receivable:

            (i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; (b) is not an Affiliate of any of the parties hereto or any Originator; (c) is not a government or a governmental subdivision or agency; and (d) has not suffered a Bankruptcy Event;

            (ii) evidenced by a purchase order and a conforming invoice or a conforming notice of shipment and due and payable within 60 days after the invoice therefor; provided, however, up to 10% of the aggregate outstanding principal balance of all Eligible Receivables may be stated to be due and payable within 120 days after the invoice therefor;

            (iii) which is not a Defaulted Receivable, a Delinquent Receivable or a Charge-Off;

            (iv) which is an "account" or "chattel paper" within the meaning of
      Section 9-102 of the UCC of all applicable jurisdictions;

            (v) which is denominated and payable only in Dollars in the USA;

            (vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset (whether or not relating to the delivered goods giving rise to the Receivable, including partial offsets), counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

            (vii) which arises under a contract that (A) contains an obligation to pay a specified sum of money, contingent only upon the sale or lease of goods or the provision of services by the Originator, (B) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights of the related Originator under such contract,
      (C) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract, and (D) directs that payment be made to a Lock-Box;

            (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

            (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the related Originator's business from the sale of goods or provision of services to a related Obligor solely by such Originator;

            (x) is not evidenced by any promissory note or other instrument;

            (xi) does not represent any amount due with respect to any sales or similar tax;

            (xii) is not a Changeover Receivable;

            (xiii) is not due from any Obligor the Defaulted Receivables of which exceed 25% of such Obligor's Receivables; and

            (xiv) which is not a re-billing of a previously performed and invoiced delivery of goods with a date different from the original invoice date.

      "Eligible Receivables Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables at such time, less the portion of the aggregate outstanding principal balance of (a) Eligible Receivables of any Obligor (other than a Special Obligor) at such time which exceed the Concentration Limit, and (b) Eligible Receivables of any Special Obligor which exceed the Special Limit, at such time.

      "Eurodollar Rate" means, for any Tranche Period for a LIBOR Tranche, a rate established pursuant to the applicable Rate Supplement.

      "Expected Dilution Ratio" means, at any time the same is to be determined, the 12-month rolling average of the Dilution Ratio for the 12 calendar months then most recently ended.

      "Face Amount" means the face amount of any Conduit Purchaser commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest accrued and scheduled to accrue thereon to its stated maturity.

      "Federal Funds Rate" means, for each Purchaser Group, for any day the greater of (i) the average rate per annum as determined by the applicable Purchaser Agent at which overnight Federal funds are offered to such Purchaser Agent for such day by major banks in the interbank market, and (ii) if Credit Lyonnais is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by the applicable Purchaser Agent shall be conclusive and binding on the Seller except in the case of manifest error.

      "Fee Letter" means, for each Purchaser Group, the letter agreement, if any, between the Seller and the Purchaser Agent for the applicable Purchaser Group.

      "Fitch" means Fitch, Inc., and its successors in interest.

      "Funding Agreement" means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of a Conduit Purchaser.

      "Funding Source" means, for a Conduit Purchaser, any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Conduit Purchaser.

      "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

      "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

      "Incremental Purchase" is defined in Section 1.1(b).

      "Initial Collection Agent" is defined in the first paragraph hereof.

      "Instructing Group" means (i) at any time there are three or more Purchaser Groups, the Purchaser Agents representing Purchaser Groups with at least 66-2/3% of the Commitments and (ii) at any time there are fewer than three Purchaser Groups, the Purchaser Agents representing Purchaser Groups with 100% of the Commitments.

      "Intended Tax Characterization" is defined in Section 9.18.

      "Interim Liquidation" means that no Reinvestment Purchases are made by any Purchaser at a time before the Termination Date, as established pursuant to
Section 1.2.

      "Investment" means, for each Purchaser (or Purchaser Group), (a) the sum of (i) all Incremental Purchases by such Purchaser (or Purchaser Group) and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser (or Purchaser Group) to any other Purchaser (or Purchaser Group) to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser (or Purchaser Group) to reduce such Purchaser's (or Purchaser Group's) Investment. A Purchaser's (or Purchaser Group's) Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

      "La Fayette" is defined in the first paragraph hereof.

      "Letter Agreement" means that certain Letter Agreement dated as of September 27, 2001 between ArvinMeritor, Inc. and the Originators.

      "Limited Guaranty" means the Limited Guaranty, dated the date hereof, by the Parent in favor of the Agent.

      "Liquidation Period" for any Purchaser means all times (x) during an Interim Liquidation and (y) on and after the Termination Date and, for a Conduit Purchaser only, also means all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d).

      "Lock-Box" means each post office box or bank box listed on Exhibit D, as revised pursuant to Section 5.1(i).

      "Lock-Box Account" means each account maintained by the Seller at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

      "Lock-Box Agreement" means each agreement between the Seller and/or an Originator(s) and a Lock-Box Bank concerning a Lock-Box Account.

      "Lock-Box Bank" means each bank listed on Exhibit D, as revised pursuant to Section 5.1(i).

      "Lock-Box Letter" means a letter in substantially the form of Exhibit E (or otherwise acceptable to the Agent) from the Seller to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

      "Loss Horizon Ratio" means, at any time the same is to be determined, the ratio of (i) the aggregate outstanding balance of Receivables generated by the Originators during the most recent four month period to (ii) the Eligible Receivables Balance as of the last day of such period.

      "Loss Ratio" means, at any time the same is to be determined, the highest average Aged Receivables Ratio for any consecutive three month period ended during the previous 12 months.

      "Loss Reserve" means, at any time the same is to be determined, the product of (i) the Eligible Receivables Balance as of the end of the most recently completed calendar month multiplied by (ii) the Loss Reserve Percentage.

      "Loss Reserve Percentage" means, at any time the same is to be determined, the greater of (i) 15.0% and (ii) the product of (a) 2.25, (b) the Loss Ratio and (c) the Loss Horizon Ratio.

      "Loss-to-Liquidation Ratio" means, at any time the same is to be determined, the ratio of (i) the outstanding balance of Receivables that become Charge-Offs during the most recently completed calendar month to (ii) the aggregate amount of Collections during such calendar month.

      "Matured Aggregate Investment" means, at any time, the aggregate Matured Value of all Conduit Purchasers' Investments plus the total Investments of all other Purchasers then outstanding.

      "Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such

Investment during all Tranche Periods to which any portion of such Investment has been allocated.

      "Maximum Incremental Purchase Amount" means, at any time, the lesser of
(a) the difference between the Aggregate Commitment and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

      "Moody's" means Moody's Investors Service, and its successors in interest.

      "Net Worth" means, at any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Seller determined in accordance with GAAP.

      "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

      "Originators" means Maremont Exhaust Products, Inc., a Delaware corporation, Purolator Products NA, Inc., a Delaware corporation, Gabriel Ride Control Products, Inc., a Delaware corporation, Meritor Heavy Vehicle Systems, LLC, a Delaware limited liability company, Meritor Heavy Vehicle Braking Systems
(USA), Inc., a Delaware corporation, Euclid Industries, LLC, a Delaware limited liability company, ArvinMeritor OE, LLC, a Delaware limited liability company, Roll Coater, Inc., an Indiana corporation, AVM, Inc., a South Carolina corporation and each other entity which becomes an "Originator" hereunder pursuant to Section 7.3 hereof, but excluding any of the foregoing entities which is removed as an "Originator" hereunder pursuant to Section 7.3 hereof.

      "Outside Servicing Fee" means the fee agreed to by the Collection Agent, the Seller and the Agent.

      "Parent" means ArvinMeritor, Inc., an Indiana corporation.

      "Performance Trigger Period" shall mean the period of time commencing on the date that the Dilution Ratio exceeds 9.25% and ending on the date the Dilution Ratio is 8.0% or less for three consecutive calendar months.

      "Periodic Report" is defined in Section 3.3.

      "Person" means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.

      "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

      "Prime Rate" means, for each Purchaser Group, (A) for any period, the daily average during such period of the greater of (i) the floating commercial loan rate per annum of the applicable Purchaser Agent (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the applicable Purchaser Agent) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.50% or (B) in reference to a Prime Tranche, the "Prime Rate" specified in the applicable Rate Supplement.

      "Purchase" is defined in Section 1.1(a).

      "Purchase Agreement" means the Amended and Restated Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originators.

      "Purchase Amount" is defined in Section 1.1(c).

      "Purchase Date" is defined in Section 1.1(c).

      "Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5,
1.7 or the last sentence in Section 2.3 (a) and (b)) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

      "Purchased Percentage" means, for any Put, for each Committed Purchaser, its Commitment Percentage or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment.

      "Purchaser" means each Conduit Purchaser and the Related Committed Purchasers.

      "Purchaser Agent" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to a Transfer Supplement.

      "Purchaser Group" means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any), and the Purchasers party to its Transfer Agreement.

      "Purchaser Reserve Percentage" means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser's outstanding Investment and the denominator of which is the Aggregate Investment.

      "Put" is defined in Section 2.l(a).

      "Ratable Share" means, for each Purchaser Group, such Purchaser Group's aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.

      "Rate Supplement" means each agreement among the Seller, the Collection Agent, a Purchaser Agent and the applicable Related Committed Purchasers designated a "Rate Supplement" for purposes of this Agreement.

      "Rating Agency" means, for any Conduit Purchaser, each rating agency such Conduit Purchaser chooses to rate its commercial paper notes at any time.

      "Ratings" means, for any Conduit Purchaser, the ratings by the Rating Agencies of the indebtedness for borrowed money of such Conduit Purchaser.

      "Receivable" means the obligation of an Obligor to pay for merchandise sold or services rendered by an Originator and includes the Seller's rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all Records and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term "Receivable" shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by
Section 1.5(c) is made.

      "Receivables Turnover Ratio" means, with respect to a calendar month, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate outstanding principal balance of all Receivables as of the first day of such calendar month and (ii) the denominator of which is equal to Collections during the same such calendar month; times (b) 30.

      "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

      "Reinvestment Purchase" is defined in Section 1.1(b).

      "Related Committed Purchaser" means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Related Committed Purchaser pursuant to a Transfer Supplement.

      "Related Security" means all of each Originator's rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing and all of the Seller's rights under the Purchase Agreement.

      "Reserve Percentage" means, at any time, the quotient obtained by dividing
(a) the Total Reserve by (b) the Eligible Receivables Balance.

      "Scheduled Termination Date" means September 25, 2003.

      "Seller" is defined in the first paragraph hereof.

      "Seller Account" means an account designated by the Seller to the Agent with at least ten (10) days prior notice.

      "Seller Entity" means the Parent and each Originator.

      "Seller Servicing Fee" means, for each month, the fee agreed to by the Collection Agent, the Seller and the Agent.

      "Servicer Reserve" means, at any time the same is to be determined, the sum of (a) the product of (i) 2.25, (ii) 0.50%, (iii) the Eligible Receivables Balance and (iv) the Days Sales Outstanding divided by 360 and (b) the accrued and unpaid Seller Servicing Fee or Outside Servicing Fee, as applicable.

      "Settlement Date" means the 25th day of each calendar month.

      "Sold Interest" is defined in Section 1.1(a).

      "Special Limit" means (i) an amount not to exceed 35% of the aggregate outstanding principal balance of all Eligible Receivables for Special Obligors with unsecured debt ratings of at least "A-" and "A3" by S&P and Moody's, respectively, (ii) an amount not to exceed 15% of the aggregate outstanding principal balance of all Eligible Receivables for Special Obligors with unsecured debt ratings of at least "BBB+" and "Baa1" but less than "A-" and "A3" by S&P and Moody's, respectively, (iii) an amount not to exceed 10% of the aggregate outstanding principal balance of all Eligible Receivables for Special Obligors with unsecured debt ratings of at least "BBB" and "Baa2" but less than "BBB+" and "Baa1" by S&P and Moody's, respectively, (iv) an amount not to exceed 7.5% of the aggregate outstanding principal balance of all Eligible Receivables for Special Obligors with unsecured debt ratings of at least "BBB-" and "Baa3" but less than "BBB" and "Baa2" by S&P and Moody's, respectively, and (v) an amount not to exceed 2.5% of the aggregate outstanding principal balance of all Eligible Receivables for Special Obligors with unsecured debt ratings of below "BBB-" and "Baa3" by S&P and Moody's, respectively; provided, however, that if any Special Obligor is not rated by either S&P or Moody's, the applicable Concentration Limit shall be 2.5%.

      "Special Obligors" means Ford Motor Company and its consolidated subsidiaries, General Motors Corporation and its consolidated subsidiaries and Daimler Chrysler Corporation and its consolidated subsidiaries.

      "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, and its successors in interest.

      "Subordinated Note" means each revolving promissory note issued by the Seller to an Originator under the Purchase Agreement.

      "Subsidiary" means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Parent or any Originator or by one or more other Subsidiaries of the Parent or any Originator.

      "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

      "Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence and during the continuance of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent and (d) the Scheduled Termination Date.

      "Termination Event" means the occurrence of any one or more of the following:

            (a) any representation, warranty, certification or statement made, or deemed made by the Seller, any Seller Entity or the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; or

            (b) the Collection Agent or the Seller fails to make any payment or other transfer of funds hereunder that is to be applied to (i) Aggregate Investment when due (which shall include, without limitation, any payment required to be made by the Seller pursuant to Section 1.5 hereof), (ii) Discount within five (5) days when due or (iii) any and all other amounts due hereunder within ten (10) days when due; or

            (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(b), (g), (i), (j), (k) or (p), the Collection Agent fails to observe or perform any covenant or agreement contained in Sections 3.3, 5.2(b), (g), (i) or (j) or an Originator fails to perform any covenant or agreement in Sections 5.1(b), (g), (h), (i) or (j) of the Purchase Agreement; or

            (d) the Seller, any Seller Entity or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document not otherwise governed by the provisions of clause (b) or (c) above, and such failure remains unremedied for ten Business Days; or

            (e) the Seller, the Collection Agent, any Seller Entity or any Subsidiary suffers a Bankruptcy Event; or

            (f) the average Delinquency Ratio for the three most recently completed calendar months exceeds 5%, the average Default Ratio for the three most recently completed calendar months exceeds 7%, the average Dilution Ratio for the three most recently completed calendar months exceeds 7%, the Loss-to Liquidation Ratio exceeds 2.5% or the average Turnover Ratio for the three most recently completed calendar months exceeds 90 days; or

            (g) (i) the Seller, any Seller Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller, any Seller Entity or any Affiliate party thereto; or

            (h) the Seller, any Seller Entity or any Subsidiary generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally; or

            (i) the Parent's long-term unsecured, unsubordinated indebtedness is rated less than "BB-" by S&P or "Ba3" by Moody's (or S&P or Moody's has withdrawn or suspended such rating); or

            (j) the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and each Originator.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above shall not constitute a Termination Event if (i) the Seller has been deemed to have collected the affected Receivable pursuant to Section 1.5(b) or (ii) such failure or breach was by any Originator and the Parent shall have remedied such failure or breach pursuant to the terms of the Limited Guaranty.

      "Total Reserve" means an amount equal to the sum of (i) the Discount Reserve, (ii) the Dilution Reserve, (iii) the Loss Reserve and (iv) the Servicer Reserve.

      "Tranche" means a portion of the Investment of a Conduit Purchaser or of the Committed Purchasers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) LIBOR Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate or (iii) Prime Rate.

      "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days,
(ii) for a LIBOR Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.

      "Transaction Documents" means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreement, the Subordinated Note(s), the Transfer Agreements, the Rate Supplements and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

      "Transfer Agreement" means each transfer, liquidity or asset purchase agreement entered into among a Conduit Purchaser, its Purchaser Agent and its Related Committed Purchasers in connection with this Agreement.

      "Transfer Supplement" is defined in Section 9.8.

      "Turnover Ratio" means, with respect to any calendar month, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate outstanding balance of the Receivables on the first day of such calendar month and (ii) the denominator of which is equal to Collections on the Receivables during such calendar month multiplied by (b) 30.

      "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

      "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

      "Unused Commitment" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

      "USA" means the United States of America (including all states and political subdivisions thereof).

      The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

                                                                    Exhibit 10-k

                                   SCHEDULE II

                                   PURCHASERS

 CONDUIT PURCHASER         RELATED PURCHASER AGENT      COMMITMENTS OF RELATED
                            AND RELATED COMMITTED        COMMITTED PURCHASER
                                 PURCHASER
Giro Balanced Funding    Bayerische Landesbank, New
      Corporation        York Branch, as Purchaser
                                    Agent

                           Bayerische Landesbank,           $75,000,000
                         Cayman Islands Branch, as
                            Committed Purchaser

  La Fayette Asset         Credit Lyonnais, acting         $100,000,000
 Securitization LLC      through its New York Branch

  Amsterdam Funding           ABN AMRO Bank N.V.            $75,000,000
   Corporation